EXHIBIT 99.CC

Z-FORCE ENTERPRISES INTEREST PURCHASE AGREEMENT

THIS Z-FORCE ENTERPRISES INTEREST PURCHASE AGREEMENT, dated as of September 7, 2004 (the “Agreement”), is entered into by and among Z-Force Enterprises, LLC, a Delaware limited liability company (the “Company”), Earthworks Entertainment, Inc., a Delaware corporation (“Earthworks”), and Z-Force Partners, LLC, a Delaware limited liability company (the “Investor”).

Background

A. The Investor desires to purchase, and the Company desires to issue and sell, certain common membership interests of the Company and warrants for the purchase of common stock of Earthworks, par value $0.0015 per share (the “Earthworks Common Stock”), on the terms and subject to the conditions set forth in this Agreement and the Limited Liability Company Operating Agreement of the Company (the “LLC Agreement”).

B. The parties wish to set forth certain agreements regarding the terms of such purchase and their future relationships and their rights and obligations with respect to the common membership interests of the Company.

ARTICLE I

PURCHASE OF COMMON INTERESTS

1.1. Sale and Purchase Interests. Subject to the terms and conditions set forth herein, at the Closing (as defined below), the Company and Earthworks will issue and sell to the Investor, and the Investor will purchase from the Company and Earthworks, common membership interests of the Company in the aggregate amount of 40% of the ownership of the Company (the “Common Interests”) and warrants to acquire up to 5,815,878 shares of Earthworks Common Stock (the “Warrants”), in the form attached hereto as Exhibit A, at the aggregate purchase price of $4,800,000 (the “Purchase Price”). The Investor’s rights and obligations with respect to the Common Interests shall be subject to the provisions of the LLC Agreement and this Agreement.

1.2. Payment. At the Closing, as payment in full for the Common Interests being purchased by each hereunder, the Investor shall pay to the Company the Purchase Price by wire transfer of immediately available funds to an account designated by the Company.

1.3. Closing; Termination. The purchase and sale of the Common Interests will take place at a closing (the “Closing”) to be held within 5 business days after the closing conditions listed in Sections 1.4 and 1.5 have been met (the “Closing Date”). The Closing shall take place on the Closing Date at 10:00 a.m. at the offices of Dechert LLP, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103 or at such other time and place as may be mutually agreed upon.

1.4. Conditions to Investor’s Obligations. The obligations of the Investor hereunder are, at its option, subject to the satisfaction on or prior to the Closing of the following conditions:

(a) The representations and warranties of the Company and Earthworks set forth in Article II shall be true and correct in all material respects on and as of the Closing as though then made (except that those representations and warranties that are made as of a specific date shall be true and correct in all material respects as of such date), all covenants of the Company and Earthworks set forth in this Article I required to be performed on or prior to the Closing shall have been performed in all material respects and the Manager of the Company and the President of Earthworks shall have certified to such effect to the Investor in writing on behalf of the Company or Earthworks, as applicable;

(b) The Company’s Certificate of Formation and LLC Agreement shall be substantially in the forms of Exhibit B and Exhibit C, respectively;

(c) The Investor shall have received the proceeds of an investment of at least $3,500,000 by qualified investors in membership interests of the Investor on terms acceptable to the Investor in its sole discretion;

(d) No preliminary or permanent injunction or order, decree or ruling of any nature issued by any court or governmental agency of competent jurisdiction, nor any statute, rule, regulation or executive order promulgated or enacted by any United States federal, state or local governmental authority, shall be in effect, that would prevent the consummation of the transactions contemplated by this Agreement;

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate the Company’s Certificate of Formation, the LLC Agreement, as amended, Earthworks’ charter or bylaws, or any applicable laws or orders, regulations, rules or requirements of a court, public body or authority by which the Company or Earthworks is bound;

(f) All limited liability company and other proceedings, if any, taken or to be taken by the Company in connection with the transactions contemplated hereby to be consummated at the Closing shall be reasonably satisfactory in form and substance to the Investor and the Investor shall have received from the Company all such counterpart originals or certified or other copies of such documents as they may reasonably request;

(g) All corporate and other proceedings, if any, taken or to be taken by Earthworks in connection with the transactions contemplated hereby to be consummated at the Closing shall be reasonably satisfactory in form and substance to the Investor and the Investor shall have received from Earthworks all such counterpart originals or certified or other copies of such documents as they may reasonably request;

(h) The Investor shall have received a certificate issued by the Secretary of State of the State of Delaware with respect to each of the Company and Earthworks and of each state in which the Company or Earthworks is qualified to do business as a foreign corporation as of a recent date before the Closing Date showing the Company or Earthworks, as applicable, to be validly existing or qualified as a foreign corporation in its states of existence and qualification, as the case may be, and in good standing and that all franchise taxes required to be paid and all reports required to be filed have been duly paid and filed, and with respect to the certificate of the Secretary of State of the State of Delaware, listing all documents filed and attaching certified copies thereof;

(i) Earthworks shall have transferred all of the rights, title and interest in and to the story, characters, and designs for the animated commercial presentation titled “Z-Force” and the Z-Force television series and promotional video (collectively, the “Z-Force Property”), including, without limitation: (a) the rights to revenue from all world-wide sources, including, but not limited to, television, home video/DVD, video games, toys, books, comics, music CDs, gifts, novelties, food and drink promotions, leisure and play products, theme park licensing, school supplies, apparel and internet applications to the Company; (b) all intellectual property rights in and to the Z-Force Property, including without limitation, all copyrights, trademarks and registrations and applications for registration thereof related to the Z-Force Property; and (c) all rights in and to any assignment, work-for-hire agreement and other agreements related to the Z-Force Property to the Company;

(j) No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a material adverse effect to the Company or the Investor. No material damage to or destruction or loss (whether or not covered by insurance) affecting the Company’s business shall have occurred;

(k) All limited liability company actions, proceedings, instruments and documents required to carry out the transactions contemplated herein by the Company or the Investor or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for the Investor, and such counsel shall have been furnished with such certified copies of such limited liability company actions and proceedings and such other instruments and documents as it shall have reasonably requested;

(l) All corporate actions, proceedings, instruments and documents required to carry out the transactions contemplated herein by Earthworks or incidental thereto and all other related legal matters shall be reasonably satisfactory to counsel for the Investor, and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as it shall have reasonably requested;

(m) The form and content of all documents, certificates and other instruments to be delivered by the Company or Earthworks shall be reasonably satisfactory to the Investor and its counsel; and

(n) The Company and Earthworks shall have executed Amendment No. 1 to the LLC Agreement in the form attached hereto as Exhibit D (“Amendment No. 1”);

(o) The Board of Managers of the Company shall consist of Peter Keefe and Christopher Baker as set forth in Amendment No. 1; and

(p) The Investor shall have completed and been satisfied with the results of its legal and accounting due diligence regarding the Company.

1.5. Conditions to the Company’s and Earthworks’ Obligations. The obligations of the Company and Earthworks hereunder are, at their option, subject to the satisfaction on or prior to the Closing of the following conditions:

(a) The representations and warranties of the Investor set forth in Article II shall be true and correct in all material respects at and as of the Closing as though then made, all covenants of the Investor required to be performed at or prior to the Closing shall have been performed in all material respects and the Manager of the Company shall have certified to such effect to the Investor in writing on behalf of the Company;

(b) The conditions set forth in paragraph (d) of Section 1.6 shall have been satisfied;

(c) The Investor shall have paid or shall pay concurrently to the Company the full Purchase Price for all of the Common Interests to be purchased in accordance with the provisions of Section 1.1 hereof;

(d) All limited liability company or other proceedings, if any, taken or to be taken by the Investor in connection with the transactions contemplated hereby to be consummated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and Earthworks, and the Company and Earthworks shall have received from the Investor all such counterpart originals or certified or other copies of such documents as it may reasonably request;

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any applicable laws or orders, regulations, rules or requirements of a court, public body or authority by which the Investor is bound; and

(f) The Investor shall have entered into, executed and delivered counterpart signature pages to the LLC Agreement, as amended.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1. Representations and Warranties of the Company and Earthworks. The Company and Earthworks, jointly and severally, represent and warrant to, and covenant and agree with, the Investor as follows:

(a) Organization, Qualification and Corporate Power.

(i) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business in, and is in good standing under the laws of, each jurisdiction in which the nature of the business transacted by the Company or the character of the properties owned or leased by the Company requires that the Company qualify or be licensed to do business as a foreign corporation, except where the failure to so qualify or be so licensed would not have a material adverse effect on the Company and any of its subsidiaries taken as a whole. The Company has all necessary limited liability company power and limited liability company authority (i) to own, hold and operate its properties, (ii) to lease the property it operates as lessee, (iii) to carry on its business as now conducted and as proposed to be conducted and (iv) to issue and deliver the Common Interests. Furthermore, the Company has all necessary limited liability company power and limited liability company authority to execute, deliver and perform its obligations under this Agreement and the Common Interests. The Company has provided the Investor with correct and complete copies of its Certificate of Formation and LLC Agreement as in effect on the date hereof, which are respectively attached hereto as Exhibits A and B.

(ii) The Company has never had, and does not currently have, any subsidiaries and has never owned, and does not currently own, of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture, limited liability company or other non-corporate business enterprise and does not control, directly or indirectly, any other entity.

(iii) Earthworks is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to transact business in, and is in good standing under the laws of, each jurisdiction in which the nature of the business transacted by Earthworks or the character of the properties owned or leased by Earthworks requires that Earthworks qualify or be licensed to do business as a foreign corporation, except where the failure to so qualify or be so licensed would not have a material adverse effect on Earthworks and any of its subsidiaries taken as a whole. Earthworks has all necessary corporate power and corporate authority (i) to own, hold and operate its properties, (ii) to lease the property it operates as lessee, (iii) to carry on its business as now conducted and as proposed to be conducted and (iv) to issue and deliver the Warrants. Furthermore, Earthworks has all necessary corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement.

(b) Authorization of Agreements, etc. The execution, delivery and performance by each of the Company and Earthworks of this Agreement, the issuance and delivery of the Common Interests and the Warrants, the consummation of the transactions contemplated hereby and thereby and the compliance with the provisions hereof and thereof by the Company and Earthworks have been duly authorized by all requisite limited liability company or corporate action (including the requisite manager or board of director approvals), constitute the legal, valid and binding obligations of the Company and Earthworks, enforceable in accordance with its terms and will not (i) violate (A) any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to the Company or Earthworks, (B) the Certificate of Formation of the Company (the “Certificate of Formation”), (C) the Operating Agreement of the Company, as amended, (the “Operating Agreement”), (D) the charter or bylaws of

Earthworks or (E) any provision of any mortgage, lease, indenture, agreement or other instrument to which the Company or Earthworks, any of their respective subsidiaries or any of their respective properties or assets is bound, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the Certificate of Formation, Operating Agreement or the charter or bylaws of Earthworks, or (iii) conflict with, result in a material breach of or constitute (with due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under any note, indenture, mortgage, lease, purchase or sales order or other material contract, agreement or instrument to which the Company or Earthworks is a party or by which the Company, Earthworks or any of their respective property is bound or affected, or result in the creation or imposition of any lien, security interest, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of the Company or Earthworks or any of their respective subsidiaries or upon the Common Interests or Warrants.

(c) Authorization of Common Interests.

(i) The Common Interests have been duly authorized by all requisite limited liability company action of the Company (including the requisite manager approvals) and, when issued, will be validly issued, fully paid and nonassessable Common Interests with only limited liability attaching solely to the ownership thereof under applicable state law and are free and clear of all liens, charges, restrictions, claims and encumbrances. Neither the sale or delivery of the Common Interests is subject to any preemptive right of members of the Company or to any right of first refusal or other right in favor of any person.

(ii) The Warrants have been duly authorized by all requisite corporate action of Earthworks (including the requisite board of director approvals) and, when exercised and issued, will be validly issued, fully paid and nonassessable shares of Earthworks Common Stock with only limited liability attaching solely to the ownership thereof under applicable state law and are free and clear of all liens, charges, restrictions, claims and encumbrances. Neither the sale or delivery of the Warrants nor the issuance of the Earthworks Common Stock upon exercise of the Warrants is subject to any preemptive right of shareholders of Earthworks or to any right of first refusal or other right in favor of any person.

(d) Authorized Common Interests. The duly authorized Common Interests of the Company immediately upon the consummation at the Closing, and giving effect thereto, shall consist of:

(i) 10,000 units of Common Interests.

(ii) All such issued and outstanding Common Interests described in paragraphs (a) above were originally issued by the Company in material compliance with or were exempt from applicable federal and state securities laws.

(iii) The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized limited liability common interests of the Company will be as set forth in the Operating Agreement, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws.

(iv) No person owns of record or is known to the Company to own beneficially any units of Common Interests other than Earthworks and the Investor, (ii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire from the Company (or, to the best of the Company’s knowledge, from any other person or entity) any equity securities of the Company is authorized or outstanding other than pursuant to this Agreement and pursuant to the engagement letter, dated as of September 7, 2004 (the “Engagement Letter”), by and between the Company, Earthworks, the Investor and C.P. Baker Securities, Inc., a Delaware corporation (“Baker Securities”), and (iii) there is no commitment by the Company to issue common membership interests, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or assets, except pursuant to the Engagement Letter. Except as provided for in the Operating Agreement, the Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its securities or any interest therein or to make any distribution in respect thereof. There are no voting trusts or agreements, members’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, rights of first offer, calls, preemptive rights, proxies relating to any securities of the Company (whether or not the Company is a party thereto) or other rights or other agreements or commitments of any character obligating the Company to issue, purchase, transfer or sell any of its common membership interests.

(e) Absence of Undisclosed Liabilities. Except as disclosed in Schedule 2.1(e), as of the date of this Agreement, the Company had no liability of any nature (mature or unmatured, fixed or contingent) which was not provided for or disclosed in the Schedule 2.1(e).

(f) Absence of Changes. There has not been (i) any material or adverse change in the business, assets or condition, financial or otherwise, operation or prospects, of the Company or Earthworks; (ii) neither the business, condition, operations nor prospects of the Company and/or Earthworks, nor any of their respective properties or assets has been adversely affected as a result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against; (iii) the Company has not issued any common membership interests or other limited liability company security or options, warrants or rights or agreements or commitments to purchase or issue such securities or grant such options, warrants or rights, (iv) the Company and/or Earthworks have not borrowed any amount or incurred or become subject to any liability (absolute, accrued or contingent), (v) the Company and/or Earthworks have not discharged or satisfied any lien or encumbrance or incurred or paid any obligation or liability (absolute, accrued or contingent), (vi) the Company and/or Earthworks have not declared or made any payment or distribution to members or purchased or redeemed any shares of its capital stock or other security, (vii) the Company and/or Earthworks have not mortgaged, pledged, encumbered or subjected to lien any of its assets, tangible or intangible other than liens of current real property taxes not yet due and payable, (viii) the Company and/or Earthworks have not sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or cancelled any debt or claim, (ix) the Company and/or Earthworks have not sold, assigned, transferred or granted any license with respect to any patents, trademarks, trade names, service marks, trade dress, copyrights, trade secrets, inventions, technology, know-how, confidential and proprietary information, computer software, domain names or other intangible asset (the “Intellectual Property”) related to the Z-Force Property, except for such Intellectual Property transferred from Earthworks to the Company, (x) the Company and/or Earthworks have not suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business, (xi) the Company and/or Earthworks have not made any commitments or change in key employee or officer compensation, (xii) the Company and/or Earthworks have not made any loan to any officer, manger or members of the Company or Earthworks, or any agreement or commitment therefore, (xiii) the Company and/or Earthworks have not entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby, (xiv) the Company and/or Earthworks have not experienced any damage, destruction or loss (whether or not covered by insurance) adversely affecting its assets, property or business, (xv) the Company and/or Earthworks have not made any change in the accounting methods or practices followed by the Company or Earthworks, (xvi) the Company and/or Earthworks have not entered into or changed the terms of any material contract, agreement or instrument and (xvii) the Company and/or Earthworks have not entered into any commitment (contingent or otherwise) to do any of the foregoing.

(g) Tax Matters. All federal, state, local or foreign tax returns and tax reports required to be filed by the Company or Earthworks have been filed with the appropriate taxing authority in all jurisdictions in which such returns and reports are required to be filed and all of the foregoing are true, correct and complete and all amounts shown as due thereon have been paid in full. All federal, state, county, local and foreign income, profits, franchise, sales, use, occupation, property, excise, payroll, withholding and other taxes (including interest and penalties) required to have been paid have been fully paid. No tax return of the Company or Earthworks is being examined by any taxing authority and there are no outstanding agreements or waivers extending the statute of limitations applicable to any tax return or report and there are no extensions of time to pay any tax due. There is no tax lien of any kind outstanding against the assets, property or business of the Company or Earthworks. All deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by appropriate state or departmental tax authorities of the federal, state or local income tax, sales tax or franchise tax returns of or with respect to the Company or Earthworks have been fully paid and no proposed (but unassessed) additional taxes, interest or penalties have been asserted. Neither the Company nor Earthworks is a party to any tax allocation or sharing agreement. Neither the Company nor Earthworks (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company or Earthworks), and (ii) does not have any liability for the Taxes of any entity (other than the Company or Earthworks). The Company (i) is not a U.S. real property holding corporation within the meaning of section 897(c)(2) of the Code, (ii) has never filed any consent election under section 341(f) of the Code, (iii) has never agreed to make, or been required to otherwise make any adjustment under section 481 of the Code and (iv) does not own any interest in an entity characterized as a partnership for federal income tax purposes.

(h) Encumbrances; Burdensome Restrictions. The Company owns outright all of its property and assets, real, personal or fixed, tangible or intangible, but which are used or useful in the business of the Company, or acquired by the Company, subject to no mortgages, liens, security interests, pledges, charges or other encumbrances of any kind. The Company is not obligated under any contract or agreement or subject to any charter or other corporate restriction which materially adversely affects the Company’s business, properties, assets, prospects or condition (financial or otherwise).

(i) Intellectual Property.

(i) Set forth in Schedule 2.1(i) is a complete and accurate list and brief description of all patents, patent applications, trademarks, service marks, trade names and material copyrights, and all applications for registration of domain names, trademarks, service marks, trade names, copyrights and trade dress owned or held for use by the Company in the conduct of its business. The Company represents and warrants that it is the sole and exclusive owner of all of the trademarks, service marks and copyrights listed on Schedule 2.1(i) and that no other party has any rights in or to the trademarks, service marks and/or copyrights.

(ii) Set forth in Schedule 2.1(ii) is a complete and accurate list of all licenses, sublicenses, consents and other agreements (whether written or otherwise): (a) pertaining to any patents, trademarks, service marks, trade names, trade dress, copyright, trade secret, invention, technology, or other intellectual property used by the Company in the conduct of its business; and (b) by which the Company licenses or otherwise authorizes a third party to use such intellectual property. Neither the Company nor any other party is in breach of or in default under any such license or other agreement and each such license or agreement is now and immediately following the Closing shall be valid and in full force and effect.

(iii) The Company owns or is licensed or otherwise has the right to use all Intellectual Property necessary or material to and/or used in the conduct of its business as conducted and as proposed to be conducted by the Company.

(iv) The business operations of the Company as it is currently conducted or proposed to be conducted by the Company or the use of the Intellectual Property asset forth in Schedule 2.(i) do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third party, or constitute unfair competition or trade practices under the laws of any jurisdiction.

(v) No claim is pending or threatened that challenges the validity, enforceability, ownership or right to use, sell, license or dispose of any item of Intellectual Property used or proposed to be used by the Company, and there is no basis for any such claim (whether or not pending or threatened). All of the items of Intellectual

Property listed in Schedule 2.1(i) (a) are valid and in full force and effect and (b) are held of record in the name of the Company free and clear of all liens, encumbrances and other claims. In addition, no writer, actor, animator, composer, musician or other artist who is not a regular full-time, salaried employee of the Company or Earthworks (a “Freelance Artist”) contributed a work of authorship to the Z-Force Property unless such Freelance Artist has executed an appropriate work-for-hire agreement with Earthworks or Company. No such item of Intellectual Property is subject to any outstanding order, ruling, judgment, decree, stipulation, opposition, cancellation or reexamination proceeding charge or settlement agreement, restricting in any manner the use or the licensing thereof by the Company.

(vi) All technical information, trade secrets, know-how or other confidential or proprietary information developed by and belonging to the Company which has not been patented has been kept confidential and has not been disclosed to any person unless such disclosure was necessary and made pursuant to an appropriate confidentiality agreement. The Company has not granted or assigned to any other person or entity any license or other rights to use in any manner any of the Intellectual Property rights of the Company or any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of the Company.

(vii) Except as set forth in Schedule 2.1(vii), there are no material royalties, fees or other payments payable by the Company or Earthworks to any other person by reason of the ownership, use, license, sale or disposition of any Intellectual Property.

(viii) No third party is materially infringing upon or otherwise materially violating rights of the Company in the Intellectual Property.

(ix) Except as set forth in Schedule 2.1(ix), the Company has not agreed to indemnify any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority of any nation, state, city, locality or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of any of the foregoing, or other entity of any kind or any successor (by merger or otherwise) of any such entity, against any charge of infringement or other violation, or granted any third party the right to bring infringement or other enforcement actions, with respect to any Intellectual Property owned or used by the Company.

(j) Proprietary Information of Third Parties. No third party has claimed or has reason to claim that any person employed by or affiliated with the Company or Earthworks has (a) violated or may be violating any of the terms or conditions of his or her employment, non-competition or non-disclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company or

Earthworks which suggests that such a claim might be contemplated. No person employed by or affiliated with the Company or Earthworks has utilized or proposes to utilize any trade secret or any information or documentation proprietary to any former employer and, no person employed by or affiliated with the Company or Earthworks has violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company or Earthworks, and the Company and Earthworks have no reason to believe there will be any such employment or violation. The execution and delivery of this Agreement and the other related agreements and documents executed in connection with the Closing hereunder, the carrying on of the business of the Company and Earthworks as officers, employees or agents by any officer, manager or key employee of the Company or Earthworks, or the conduct or proposed conduct of the business of the Company or Earthworks, will not conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenants or instrument under which any such person is obligated or under any judgment, decree or order of any court or administrative agency to which such person is subject.

(k) Litigation. There is no (i) action, suit, judgment, claim, proceeding, arbitration, investigation or dispute (“Action”) pending or threatened against or affecting the Company or Earthworks, at law or in equity, or before or by any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) arbitration proceeding relating to the Company or Earthworks pending under collective bargaining agreements or otherwise, or (iii) governmental inquiry pending or threatened against or affecting the Company, Earthworks or their respective subsidiaries (including without limitation any inquiry as to the qualification of the Company or Earthworks or its subsidiaries to hold or receive any license or permit), and there is no reasonable basis for any of the foregoing. Neither the Company nor earthworks is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no action by the Company or Earthworks currently pending or which the Company or Earthworks intends to initiate.

(l) No Defaults. Neither the Company nor Earthworks is in default (a) under its Certificate of Formation or Operating Agreement, or charter and bylaws, as applicable, or under any note, indenture, mortgage, lease, purchase or sales order, or any other material contract, agreement or instrument to which it is a party or by which it or any of its property is bound or affected, or (b) with respect to any order, writ, injunction, judgment or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute, a default under any of the foregoing.

(m) Compliance. The Company and Earthworks, and their respective subsidiaries have complied in all respects with all federal, state, local and foreign laws, rules, ordinances, regulations and orders applicable to their respective business, operations, properties, assets, products and services, and neither the Company nor Earthworks has received notice of any claimed default with respect to such laws, rules, ordinances, regulations and orders. The Company, Earthworks and their respective subsidiaries have all necessary permits, licenses and other authorizations required to conduct their business as currently conducted and as proposed to be conducted, and the Company and Earthworks have been operating their respective business pursuant to and in compliance with the terms of all such permits, licenses and other authorizations. Such permits, licenses and other authorizations, if issued, are in full force and effect, no violations have been recorded in respect of any such licenses or permits, no proceeding is pending to revoke or limit any thereof and none of them shall be affected in any adverse respect by this Agreement or the consummation of the transactions contemplated hereby and thereby. There is no existing law, rule, regulation or order, whether federal or state, which would prohibit or restrict the Company, Earthworks or their respective subsidiaries from or otherwise adversely affect the Company, Earthworks or their respective subsidiaries in, conducting their business in any jurisdiction in which they are now conducting business or in which they propose to conduct business.

(n) Insurance. All policies of liability, theft, fidelity, business interruption, life, fire, product liability, workmen’s compensation, indemnification of directors and officers, health and other forms of insurance held by the Company or Earthworks are valid and enforceable policies and are outstanding and duly in force and all premiums with respect thereto are paid to date. The amounts of coverage under such policies of insurance for the assets and properties of the Company are (a) as disclosed on Schedule 2.1(n) and (b) in compliance in all respects with all federal, state, local and foreign laws, ordinances, regulations and orders applicable to its business that govern such amounts.

(o) Related Transactions. No current or former director, officer, employee or stockholder of the Company or Earthworks, nor any relative or “associate” (as such term is defined in the rules and regulations promulgated under the Exchange Act) of any such person, is presently, directly or indirectly through his or its affiliation with any other person or entity, a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of (other than employment of such individuals by the Company in the ordinary course of business), the furnishing of services by or to, the sale of products by or to, the rental of real or personal property from or to, or otherwise requiring payments by or to any such person or firm in excess of an aggregate of $10,000, except for the promissory notes and warrants of Earthworks held by Christopher P. Baker and his affiliates and the Engagement Letter. For purposes of this Agreement, a transaction of the type described in this Section 2.1(o) is sometimes herein referred to as a “Related Transaction.”

(p) No Consent or Approval Required. Except for required manager, members and board of directors approvals, no registration or filing with, or authorization, consent or approval of or declaration to any Person (governmental or private) is required or necessary for the valid authorization, execution, delivery and performance by the Company and Earthworks of this Agreement, or for the valid authorization, reservation, issuance, sale and delivery of the Common Interests and Warrants with the Securities and Exchange Commission and filings pursuant to state securities laws.

(q) Other Agreements. Except as set forth in the attached Schedule 2.1(q), the Company and Earthworks and their subsidiaries are not a party to or otherwise bound by any written or oral contract or instrument or other restriction which individually or in the aggregate is material to the business, prospects, financial condition, operations, property or affairs of the Company. Except as set forth in the attached Schedule 2.1(q) and as contemplated by this Agreement the Company and its subsidiaries are not a party to or otherwise bound by any written or oral:

(i) contract, agreement or group of related contracts or agreements which is not terminable on less than thirty (30) days notice without cost or other liability to the Company (except for contracts which, in the aggregate, are not material to the business of the Company);

(ii) contract which entitles any customer to a rebate or right of set-off, or which varies in any material respect from the Company’s standard form contracts;

(iii) contract with any labor union (and no organizational effort is being made with respect to any of its employees);

(iv) contract or other commitment with any supplier of goods or services containing any provision permitting any party other than the Company to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by the Company to meet its obligations under the contract when due or the occurrence of any other event;

(v) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

(vi) contract for the employment of any officer, employee or other person (whether of a legally binding nature or in the nature of informal understandings) on a full-time or consulting basis which is not terminable on notice without cost or other liability to the Company, except normal severance arrangements and accrued vacation pay;

(vii) bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or other plan, contract or understanding pursuant to which benefits are provided to any employee of the Company;

(viii) agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company;

(ix) guaranty of any obligation for borrowed money or otherwise;

(x) voting trust or agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of the Company;

(xi) agreement, or group of related agreements, with the same party or any group of affiliated parties, under which the Company has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;

(xii) agreement or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities other than this Agreement;

(xiii) assignment, license, work-for-hire agreements or other agreement with respect to any form of intangible property;

(xiv) agreement under which it has limited or restricted its right to compete with any person in any material respect;

(xv) lease for office facilities and office equipment;

(xvi) agreement or other commitment for capital expenditures in excess of $10,000;

(xvii) contract, agreement or commitment under which the Company is obligated to pay any broker’s fees, finder’s fees or any such similar fees, to any third party; or

(xviii) any other contract, agreement, arrangement or understanding which is material to the operation of the business of the Company.

The Company has no present expectation or intention of not fully performing all its obligations under each such lease, contract or other agreement, and the Company has no knowledge of any breach or anticipated breach by the other party to any contract or commitment to which the Company is a party. The Company has no knowledge of any proposed, pending or likely cancellation or termination of any such lease, contract or other agreement.

(r) Brokers. Except for the Engagement Letter, none of the Company, Earthworks, nor any of their respective officers, managers, directors, employees, members or stockholders has employed any broker or finder in connection with the transactions contemplated by this Agreement.

(s) Environmental Matters. The Company and Earthworks are in material compliance with applicable statutes, laws and regulations relating to the environment or occupational health and safety. No hazardous substances have been used, handled, generated, processed, treated, stored, transported to or from, released, discharged or disposed of by the Company or Earthworks or any third party on, about or beneath any real property owned or leased by the Company or Earthworks, the result of which would have an adverse effect on the Company or Earthworks.

(t) Disclosure. Neither this Agreement, the Schedules and Exhibits to this Agreement nor any other written document, certificate, instrument or statement furnished or made to the Investor by or on behalf of the Company or Earthworks, in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which it was made, not misleading. There is no fact known to the Company or Earthworks which materially adversely affects the business, properties or financial condition of the Company or Earthworks which has not been set forth in this Agreement or in the other documents, certificates, instruments or statements furnished to the Investor by or on behalf of the Company or Earthworks. Since the Company, Earthworks and the Investor entered into negotiations regarding the purchase of the Common Interests and Warrants, there has been no material adverse change, nor is any material adverse change threatened, against the Company, Earthworks or their respective assets or property.

(u) Significant Customers and Suppliers. No customer or supplier which was significant to the Company or Earthworks has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company or Earthworks, as the case may be.

(v) Employees. Each of the officers of the Company or Earthworks, each key employee and each other employee now employed by the Company or Earthworks who has access to confidential information of the Company or Earthworks has executed a confidentiality agreement, and such agreements are in full force and effect. No officer or key employee of the Company or Earthworks has advised the Company or Earthworks (orally or in writing) that he or she intends to terminate employment with the Company or Earthworks. The Company and Earthworks have complied in all material respects with all applicable laws relating to the employment of labor, including but not limited to provisions relating to wages, hours, equal opportunity, collectively bargaining and the payment of Social Security and other taxes, and with ERISA and the Family and Medical Leave Act of 1993. No officer or other employee of the Company or Earthworks is a party to or bound by any agreement, contract or commitment, or subject to any restrictions (including confidentiality or non-compete restrictions) in connection with any previous or current employment of any such person, which restricts, or in the future may restrict, the business of the Company or Earthworks in any burdensome or material respect.

(w) Labor Relations. Neither the Company nor Earthworks has engaged in any unfair labor practice. There is (i) no unfair labor practice complaint, charge or proceeding pending or threatened against the Company or Earthworks before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending or threatened, (ii) no strike, labor dispute, slowdown, work stoppage or other labor trouble pending or threatened against the Company or Earthworks, and (iii) no union representation questions existing with respect to the employees of the Company or Earthworks and no union organizing activities are taking place. Neither the Company nor Earthworks has entered into any collective bargaining agreement or any other agreement with a labor union or association representing employees. Furthermore, relations with employees of the Company or Earthworks are good and neither the Company nor Earthworks has any reason to believe that any labor difficulties will arise in the foreseeable future.

(x) Books and Records. The books of account, ledgers, order books, records and documents of the Company and Earthworks accurately and completely reflect all material information relating to the business of the Company or Earthworks which is appropriate to be reflected therein, the nature, acquisition, maintenance, location and collection of its material assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or Earthworks.

2.2. Representations, Warranties and Covenants of the Investor. The Investor hereby represents and warrants to, and covenants and agrees with, the Company that:

(a) The Investor is duly organized, validly existing and in good standing under the laws of the state of its organization and is duly qualified and in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein).

(b) The Investor has full legal right, power and authority (including the due authorization by all necessary limited liability company action) to enter into this Agreement and to perform the Investor’s obligations hereunder without the need for the consent of any other person; and this Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with the terms hereof.

(c) The Investor’s principal business address and telephone numbers are as set forth below the Investor’s signature to this Agreement, and the Investor is a U.S. person for U.S. federal income tax purposes.

(d) The Investor acknowledges and agrees that the Investor shall be bound by the provisions of this Agreement and the LLC Agreement.

(e) The Investor recognizes that the transfer of the Common Interests and Warrants is restricted by the Securities Act of 1933, as amended (the “1933 Act”), and applicable state securities laws, and that the transfer of the Common Interests is restricted by the LLC Agreement. Such Investor also acknowledges that the Common Interests will be subject to the LLC Agreement.

(f) The Investor is acquiring the Common Interests and Warrants for investment purposes, for the Investor’s own account and not with a view to distribution or resale. The Investor has not subdivided the Common Interests or Warrants with, nor is the Investor holding all or any portion of the Common Interests or Warrants for, any other person, and the Investor agrees not to sell, assign, transfer, hypothecate or otherwise dispose of all or any part of its Common Interests or Warrants except as permitted under this Agreement or the LLC Agreement (in the case of the Common Interests) or unless such Common Interests or Warrants have been registered under the 1933 Act, and any applicable state securities laws or, in the opinion of counsel reasonably acceptable to the Company or Earthworks, as applicable (which opinion shall be obtained at the Investor’s expense and delivered to the Company or Earthworks, as applicable), an exemption from the registration requirements of the 1933 Act and such state laws is available. The Investor understands that the Company is issuing the Common Interests and Earthworks is issuing the Warrants in reliance on the representations, warranties and covenants contained herein. Except as may be set forth in and subject to the LLC Agreement, the Investor acknowledges that the Company is under no obligation whatsoever to register the Common Interests under the 1933 Act and/or any state securities laws. The Common Interests are “restricted securities” within the meaning of Rule 144 under the 1933 Act.

(g) The Investor is a sophisticated investor and has such knowledge and experience in financial affairs and business matters in general and in particular with respect to this type of investment as to be capable of evaluating the merits and risks of an investment in the Common Interests and Warrants. The Investor understands that an investment in the Company is highly speculative and involves numerous risks and uncertainties. The Investor has evaluated and understands the risks and terms of investing in the Company and Earthworks. The Investor has had the opportunity to discuss with his, her or its professional legal, tax and financial advisors the suitability of an investment in the Common Interests and Warrants for the Investor’s particular tax and financial situation. The Investor understands that it, and not the Company or Earthworks, shall be responsible for its own tax liability that may arise as a result of the transactions contemplated by this Agreement.

(h) The Investor understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company’s securities.

(i) The Investor acknowledges and understands that no federal or state agency has made any finding or determination as to the fairness of this private offering for investment, nor any recommendation or endorsement of the Common Interests or Warrants.

(j) The Investor is not required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(k) No broker, investment banker or other person is entitled to any brokerage or finders’ fees, agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby based on arrangements made by the Investor; except for fees payable pursuant to the Engagement Letter.

(l) The Investor acknowledges that due to applicable anti-money laundering and anti-terrorist and related legislation and regulations the Manager (as defined in the LLC Agreement) of the Company may require further identification of such Investor and anyone authorized to give instructions on such Investor’s behalf. The Investor represents and covenants that neither the Investor, nor any person controlling, controlled by, or under common control with it, nor any person having a beneficial interest in it, is a Prohibited Investor (as defined below). The Investor agrees to promptly notify the Company of any change in information affecting this representation and covenant. The Investor acknowledges that it has been advised that, by law, the Company may be required to disclose the Investor’s identity to the U.S. Office of Foreign Assets Control (“OFAC”), and that if the Investor is, or the Manager reasonably believes that the Investor is, a Prohibited Investor, the Manager may be obligated to freeze its investment, either by prohibiting additional investments and/or segregating the assets constituting the investment in accordance with applicable regulations, or its investment may be immediately redeemed by the Company, and it shall have no claim against the Company,

Earthworks, the Manager or any of their respective affiliates for any form of damages as a result of any aforementioned actions. For the purposes of this Section, the term Prohibited Investor means (i) a person or entity whose name appears on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC or (ii) a foreign shell bank (a bank without a physical presence in any country).

ARTICLE III

MISCELLANEOUS

3.1. Indemnification.

(a) The Investor hereby agrees to indemnify, hold harmless and reimburse the Company, its Manager, members, affiliates, partners, employees and agents and their respective principals, directors, managers, officers, employees and other agents for any loss, damage, expense, liability, demand, charge or claim, of any kind or nature whatsoever, asserted by any third party against the Company or the Manager with respect to the acts, omissions, transactions, duties, obligations or responsibilities of the Investor, its officers, directors, managers, trustees, employees, agents, shareholders, members, beneficiaries, or partners concerning this Agreement and the purchase of the Common Interests and Warrants pursuant thereto, including without limitation those resulting from any inaccuracy in any of its representations or breach of any of the Investor’s agreements, warranties or representations contained in this Agreement. Except as otherwise provided under applicable law, the Investor shall indemnify and hold harmless the Company and the Manager from and against all losses or liabilities (including, without limitation, reasonable attorneys’ fees) asserted by, or on behalf of, the Investor or any beneficiary thereof against the Manager, its shareholders members, or partners, or any of their respective controlling persons, shareholders, members, principals, directors, officers, employees and other agents, in connection with this Agreement, for any act taken or omitted in good faith in discharging its obligations hereunder to the extent that such act or omission does not involve gross negligence, willful default, fraud, dishonesty, reckless disregard of a material obligation or duty, or violation of applicable law.

(b) The Company and Earthworks hereby agree, jointly and severally, to indemnify, hold harmless and reimburse the Investor, its manager, members, affiliates, partners, employees and agents and their respective principals, directors, managers, officers, employees and other agents for any loss, damage, expense, liability, demand, charge or claim, of any kind or nature whatsoever, asserted by any third party against the Investor or its manager with respect to the acts, omissions, transactions, duties, obligations or responsibilities of the Company, Earthworks and their respective officers, directors, managers, trustees, employees, agents, shareholders, members, beneficiaries, or partners concerning this Agreement and the purchase of the Common Interests and Warrants pursuant thereto, including without limitation those resulting from any inaccuracy in any of its representations or breach of any of the Company’s or Earthworks’ agreements, warranties or representations contained in this Agreement. Except as otherwise provided under applicable law, the Company and Earthworks shall indemnify and hold harmless the Investor and its manager from and against all losses or liabilities (including, without limitation, reasonable attorneys’ fees) asserted by, or on behalf of, the Company or Earthworks or any beneficiary thereof against the Investor’s manager, its members, or partners, or any of their respective controlling persons, shareholders, members, principals, directors, officers, employees and other agents, in connection with this Agreement, for any act taken or omitted in good faith in discharging its obligations hereunder to the extent that such act or omission does not involve gross negligence, willful default, fraud, dishonesty, reckless disregard of a material obligation or duty, or violation of applicable law.

3.2. Acknowledgement. The Company and the Investor understand, agree and acknowledge that in connection with the Offering, various potential and actual conflicts of interest may arise from the overall investment and other activities of the Placement Agent and its affiliates, including the Investor, C.P. Baker & Co., Ltd., Z-Force Management, LLC, a Delaware limited liability company and the manager of the Investor (“Z-Force Management”), and C.P. Baker, LLC, for their own respective accounts and the accounts of others, such as:

(a) Christopher P. Baker, who will become a Manager of the Company as of the Closing (“Baker”), and his affiliates may invest for their own accounts and for the accounts of clients in various instruments that are senior to, rank in parity with, or represent interests that are different from or adverse to the instruments owned by the Company. Furthermore, Baker and his affiliates may make investment decisions for their own accounts and for the accounts of others, including other companies, that may be different from those made by Baker on behalf of the Company. In addition, Baker and his affiliates may buy securities from the Company to the extent permitted by applicable law. These other relationships may result in restrictions on certain transactions by the Company and otherwise create potential conflicts of interest for Baker.

(b) In addition, Baker and his affiliates may work on a consulting basis through separate agreements with the Company or Earthworks and would expect to make profits on the consulting services provided to these companies. Baker and his affiliates may also receive investment banking fees from the Company or Earthworks. Due to these arrangements the interests of Baker and his affiliates may diverge from those of the Company.

(c) Baker and his affiliates may make profits on various arrangements with the Company while the Company may be losing money. Baker and his affiliates may be able to influence the retention and compensation terms of Baker and his affiliates by the Company to provide management, consulting, investment banking or similar services due to investments in the Company made by clients of Baker and his affiliates, including the Company. Baker and his affiliates will not be required to account to the Company or its Members for fees or profits earned in relation to services provided to the companies in the Company’s portfolio.

(d) Although Baker and the principals and employees of his affiliates will devote as much time to the management and operation of the Company as Baker deems appropriate, they may have conflicts in allocating their time and services among the Company and the other accounts advised by Baker and his affiliates.

(e) Conflicts of interest also exist in the structure and operation of the Company’s business. Baker and his affiliates, as well as client accounts or other companies over which Baker or his affiliates exercise investment discretion, may invest in the Company, directly or indirectly, and such investments may represent a substantial amount of the overall assets of the Company. As of the date hereof, Baker, one of the Managers as of the Closing, expects to invest $300,000, and each of Anasazi Partners III Offshore, Ltd. and Anasazi Partners III, LLC expect to invest $300,000 in the Investor to be invested by the Investor into the Company. However, Baker is not required to maintain its investment, if any, in the Company for any minimum period of time nor to maintain any minimum investment in the Company.

(f) Dechert LLP is counsel to the Investor, Baker, their respective affiliates (except for the Company), and the Placement Agent. One of the partners of Dechert LLP is the wife of Baker. Baker also serves as the manager and the sole member of the manager of the Investor. Dechert LLP does not represent the Company. Potential investors are urged to consult their own counsel.

3.3. Amendment and Modification. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment or waiver is set forth in a writing executed by the parties hereto. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

3.4. Survival of Representations and Warranties. All representations, warranties, covenants and agreements set forth in this Agreement will survive the execution and delivery of this Agreement and the Closing and the consummation of the transactions contemplated hereby, regardless of any investigation made by an Investor or on its behalf.

3.5. Successors and Assigns; Entire Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and executors, administrators and heirs, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions and understandings of any and every nature among them.

3.6. Severability. In the event that any provision of this Agreement or the application of any provision hereof is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall not be affected except to the extent necessary to delete such illegal, invalid or unenforceable provision unless that provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

3.7. Notices. All notices provided for or permitted hereunder shall be made in writing by hand-delivery, registered or certified first-class mail, telex, telecopier or air courier guaranteeing overnight delivery to the other party at the following addresses (or at such other address as shall be given in writing by any party to the others):

If to the Company to:	Z-Force Enterprises, LLC
c/o Earthworks Entertainment Inc.
324 Dutura Street
West Palm Beach, Florida 33314
Attn: Peter Keefe
Facsimile: (310) 589-3985

If to Investor:	Z-Force Partners, LLC
c/o C.P. Baker & Co., Ltd.
303 Congress Street
Suite 301
Boston, MA 02210
Attn: Christopher P. Baker
Facsimile: (617) 439-4450

With a required copy to:	Dechert, LLP
200 Clarendon Street
27th Floor
Boston, MA 02116-5021
Attention: Adrienne M. Baker, Esq.
Facsimile: (617) 426-6567

All such notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

3.8. Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware, without giving effect to principles of conflicts of law.

3.9. Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

3.10. Counterparts. This Agreement may be executed in two or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument.

3.11. Further Assurances. Each Investor shall cooperate and take such action as may be reasonably requested by the Company in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

3.12. Remedies. In the event of a breach or a threatened breach by any Investor of its obligations under this Agreement, the Company, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties agree that the provisions of this Agreement shall be specifically enforceable, it being agreed by the parties that the remedy at law, including monetary damages, for breach of such provision will be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.

3.13. Expenses. Each of the parties hereto will bear its own expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and the documents and instruments contemplated hereby and in connection herewith and the transactions contemplated hereby and thereby, including all fees and disbursements of counsel, accountants, appraisers and other advisors retained by such party, whether or not the transactions contemplated by this Agreement are consummated.

3.14. Pronouns. Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

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IN WITNESS WHEREOF, the parties hereto have executed this Interest Purchase Agreement as of the 7th day of September, 2004.

Z-FORCE ENTERPRISES, LLC

By:	/s/ Peter Keefe
Name:	Peter Keefe
Title:	Manager

EARTHWORKS ENTERTAINMENT, INC.

By:	/s/ Peter Keefe
Name:	Peter Keefe
Title:	President and Chief Executive Officer

Z-FORCE PARTNERS, LLC

By:	/s/ Christopher P. Baker
Name:	Christopher P. Baker
Title:	Manager